News Release
FOR IMMEDIATE RELEASE

TEREX ANNOUNCES CFO TRANSITION

WESTPORT, CT, October 22, 2012 -- Terex Corporation (NYSE: TEX) today announced that Phil Widman will be retiring as Senior Vice President and Chief Financial Officer. Mr. Widman will continue as Chief Financial Officer of the Company into the first half of 2013 to oversee the year-end accounting close and annual audit process, the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and to facilitate an orderly transition of his responsibilities. The Company has initiated a search to identify a Chief Financial Officer and expects to conclude the search process expeditiously.

“During his ten years as Chief Financial Officer of Terex, Phil has been a key contributor to the Company's growth and success,” said Ron DeFeo, Terex Chairman and Chief Executive Officer. “Phil's personal commitment to the highest standards of financial integrity has helped define Terex's finance organization and our Company as a whole. We thank Phil for his many contributions to Terex over the past ten years, look forward to Phil's ongoing efforts throughout this transition and wish him the best of luck in his retirement.”

Mr. Widman remarked, “I've had a rewarding ten years at Terex and it wouldn't have been so without the support and talent of all of the people with whom I have worked. I look forward to an active retirement and continuing to stay involved in the business community as an external director at other companies.”

Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: (203) 222-5943
Email: thomas.gelston@terex.com

Forward Looking Statements
This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

About Terex
Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com
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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976